Exhibit 99.1

ITG Releases January 2018 U.S. Trading Volumes and Provides International Trading Commission Update

Strong International Growth Includes New Global POSIT Alert Record

NEW YORK, February 8, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that January 2018 U.S. trading volume was 2.8 billion shares and average daily volume (ADV) was 132 million shares, compared to 2.7 billion shares and ADV of 133 million shares in December 2017 and 2.8 billion shares and ADV of 139 million shares in January 2017. There were 21 trading days in January 2018 and 20 trading days in both December 2017 and January 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex-Algos*

January 2018	21	2,779,829,383	132,372,828	54,424,657	295	16,608,590	23,912	37,355

YTD 2018	21	2,779,829,383	132,372,828	54,424,657	295	16,608,590	23,912	37,355

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in January 2018 was in line with the fourth quarter of 2017.

International Trading Activity

The average daily trading commissions in January 2018 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 19% in U.S. dollar terms on a combined basis as compared to the fourth quarter of 2017 and were up approximately 40% as compared to January 2017. On a blended international basis, there were approximately 22 trading days in January 2018, 19 trading days in December 2017 and 21 days in January 2017.

ITG set a new monthly record in January 2018 for block value crossed in global POSIT Alert, including new records in Europe and Asia Pacific.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

Accounting Rule Change

Beginning in January 2018, ITG implemented a new accounting rule and will be recognizing global commission revenue attributed to Analytics products under bundled arrangements over the course of the annual service period. This change is expected to result in the deferral of approximately $4 million of commission revenue in the first quarter of 2018 and approximately $2 million in the second quarter of 2018. These reductions are expected to be offset by increases to third and fourth quarter 2018 commission revenues of approximately $2 million and $4 million, respectively.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia

Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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